Exhibit (a)(5)(E)

January 22, 2014

To Option Holders of Gentium S.p.A.

Re:      Exercise / Vesting of Your Stock Options

Dear Option Holder:

As you may know, Gentium S.p.A. (the “Company”), Jazz Pharmaceuticals Public Limited Company (the “Parent”) and Jazz Pharmaceuticals Italy S.p.A. (formerly known as Jazz Pharmaceuticals Italy S.r.l.) (the “Purchaser”) have entered into a Tender Offer Agreement dated December 19, 2013 (the “Tender Offer Agreement”), pursuant to which the Purchaser commenced a tender offer (the “Offer”) to acquire, with certain limited exceptions, each outstanding ordinary share of the Company and each outstanding American Depositary Share that represents an ordinary share of the Company (“ADSs”), (together, “Company Shares”) in exchange for U.S.$57.00 per Company Share, net of any required withholding for taxes or other obligations (the “Offer Price”).

Pursuant to the Tender Offer Agreement, all unvested options to purchase Company Shares that remain outstanding under the Company’s 2004 Incentive Plan or the Company’s 2007 Stock Option Plan (“Company Options”) shall become fully vested immediately prior to the time at which the Purchaser accepts the Company Shares tendered into the Offer for payment following the expiration of the Offer(the “Acceptance Time”), which currently is scheduled to occur at 12:00 midnight, New York City time, on the evening of January 22, 2014. As a result, you will be entitled to exercise all of your Company Options that are outstanding as of the Acceptance Time, subject to the terms of the Offer and this letter (this “Option Letter”).

If you exercise your Company Options following the Acceptance Time, you may tender the Company Shares you receive in settlement of your Company Options only during a “subsequent offering period” of between three (3) business days and twenty (20) business days that will commence on the business day following the Acceptance Time (the “Subsequent Offering Period”).  PLEASE NOTE:  If you do not tender your Company Shares into the Offer by the close of the Subsequent Offering Period, you likely will not be able to sell your Company Shares because the Company Shares will likely not be tradable on a securities exchange following the Subsequent Offering Period.

If you choose to exercise your Company Options immediately following the Acceptance Time and, in turn, to tender your Company Shares into the Offer during the Subsequent Offering

1

Period, the Company will, for the purpose of facilitating your exercise of Company Options and purchase of Company Shares, issue the Company Shares subject to your Company Options and hold them with a book entry in a Company managed-account for your benefit and, with your instruction (see below), will deliver, on your behalf,  the Company Shares held on your behalf to the Purchaser’s tender agent for tender into the Offer during the Subsequent Offering Period.

If you elect to have the Company Shares that are issued in settlement of your Company Options held in a Company-managed account, you agree (and to this effect you expressly authorize the Company) that (a) the aggregate cash Offer Price paid by the Purchaser in respect of the Company Shares that are tendered into the Offer on your behalf (the “Offer Proceeds”) will be paid directly to the Company and the Company will hold the Offer Proceeds on your behalf, (b) as soon as practicable following receipt of the Offer Proceeds, the Company will transfer the Offer Proceeds to the personal bank account that you indicate in the form of notice of exercise attached hereto as Exhibit A (the “Notice of Exercise”), and (c) the Company will withhold a portion of the Offer Proceeds in satisfaction of your obligation to repay any loan you receive from the Company to pay the exercise price in respect of your Company Options (if applicable, see below), and to pay the amount that the Company is required to withhold under any applicable tax law in connection with the exercise of the Company Options (the aggregate amount described in this subsection (c), the “Withholding Amount”).

If you are an employee of the Company or its subsidiary, meet certain eligibility requirements and hold outstanding Company Options as of the Acceptance Time, you may elect to receive a short-term, interest-free loan from the Company for purposes of paying the exercise price of some or all of your outstanding Company Options (the “Loan Amount”) during the Subsequent Offering Period (the “Loan”).  The Company is offering the Loan to enable you to (a) pay the aggregate exercise price of your outstanding Company Options, and (b) tender the Company Shares you receive in settlement of your Company Options into the Offer during the Subsequent Offering Period.  If you do not meet the eligibility requirements for the Loan or you wish to make a cash payment for the exercise price of any of your Company Options, you may pay the exercise price of some or all of your outstanding Company Options to the Company in cash (such payment, the “Cash Exercise Payment”).

If you elect to receive the Loan, you understand and agree that (a) the Loan Amount will be paid by the Company on your behalf into a Company-managed account, (b) the Company will use the Loan Amount held in such Company managed-account to pay the exercise price of the Company Options pursuant to your instructions in the Notice of Exercise, (c) the Company will deduct the Loan Amount from the Offer Proceeds in full satisfaction of your obligation to repay the Loan and (d) the Loan would be considered as an additional fringe benefit for you, equal to 50% of the notional interest accrued until repayment and calculated on the basis of the Official Rate (“Tasso di Riferimento”) set by the European Central Bank (currently 0.25%). Such taxable
_______________________
1
Loans are not available to employees who are directors, consultants, independent contractors, members of senior management or executive officers of the Company as defined under the Sarbanes-Oxley Act or Italian law or to any officers of the Company or a subsidiary of the Company for whom such an arrangement would violate any applicable law.  All determinations with respect to Loan eligibility will be made by the Company, in its sole discretion, and such determinations will be binding and final.

2

benefit will be included in your employee pay slip and taxed in accordance with the common applicable income tax rate.

If you choose to exercise your Company Options following the Acceptance Time and tender the Company Shares you receive in settlement of your Company Options into the Offer during the Subsequent Offering Period in the manner described in this Option Letter, you must complete all of the following steps:

1.	Complete, sign and return to the Company (Attention: Roberta Grandini, e-mail: rgrandini@gentium.it, by no later than 5:00 p.m. CET on January 24, 2014) the forms listed immediately below:

a.	a counter-signed copy of this Option Letter;

b.	the Notice of Exercise, which shall be deemed to be a Notice of Exercise under the Company equity plans;

c.	the Share Form of Acceptance to Tender Company Shares attached hereto as Exhibit B (the “Share Form of Acceptance”); and

d.
the applicable tax form attached hereto as Exhibit C (the “Tax Forms”) (substitute Form W-9 for U.S. persons and Form W-8BEN for non-U.S. persons), which is required to tender your Company Shares into the Offer.

2.
Except to the extent that you have elected to receive the Loan for purposes of paying the Cash Exercise Payment (if applicable), pay the Cash Exercise Payment to the Company no later than February 13, 2014 through an electronic funds transfer payable to the Company bank account indicated on the Notice of Exercise.

3.
If you elected to receive the Loan, you must return to the Company a signed copy of the Loan Agreement attached hereto as Exhibit D (the “Loan Agreement”) no later than 5:00 p.m. CET on January 24, 2014.

Although your election to exercise your vested Company Options pursuant to the Notice of Exercise is irrevocable, the vesting acceleration of your Company Options and the opportunity to exercise your Company Options and/or tender Company Shares into the Offer during the Subsequent Offering Period is contingent on the occurrence of the Acceptance Time, as described in the Offer to Purchase attached hereto as Annex I (together with the exhibits thereto, the “Offer to Purchase”).  As a result, if the Company notifies you that the Acceptance Time will not occur, the Company will return the Cash Exercise Payment to you, and your Company Options will remain outstanding and be governed by their original terms.  Similarly, if you elect to receive the Loan and the Acceptance Time does not occur, the Company will retain the Loan Amount as a deemed repayment of the Loan.

3

If you have any questions, please do not hesitate to contact Salvatore Calabrese, Chief Operating Officer and Chief Financial Officer of the Company, at +39.031.5373260 or scalabrese@gentium.it.

Sincerely,

Signed:_/s/ Salvatore Calabrese___________________
Name: Salvatore Calabrese
Title: Chief Operating Officer and Chief Financial Officer

Agreed and Acknowledged this ___day of January, 2014

Signed:________________________

Name:_________________________

Enclosures

4

EXHIBIT A

Notice of Exercise

Gentium S.p.A.

Date: ___________________

All terms not specifically defined herein shall have the meanings set forth in the option letter from the Company dated January 22, 2014 (“Option Letter”).

Please sign your initials next to each paragraph that applies:

______ I, the undersigned, hereby irrevocably elect to exercise __________ [please insert numbers] Company Options granted to me pursuant to Company Option agreement number(s)_________ dated ___________ , contingent on and subject to the occurrence of the Acceptance Time, and I hereby instruct the Company to issue ___________ Company Shares upon the exercise of such Company Options into a subaccount to be opened on my behalf by the Company with the Company’s account for Company Shares at Monte Titoli.

______ I hereby agree to pay $/€________ by electronic funds transfer to the Company’s IBAN bank account (IT08 V030 6951 8411 6100 9366 574 for payments in USD or IT76 I030 6951 8410 0000 7500 116 for payments in Euro) in payment of the Cash Exercise Payment by no later than the deadline set forth in the Option Letter.

______ I hereby irrevocably instruct the Company to deliver each Company Share issued in settlement of my Company Options to the Purchaser’s tender agent on my behalf for tender into the Offer prior to the expiration of the Subsequent Offering Period.

______ I elect to receive the Loan to pay the exercise price of the Company Options granted to me pursuant to Company Option agreement number(s) _____________________ [please insert numbers] and, for this purpose, I irrevocably instruct the Company to use the Loan Amount to pay, on my behalf, the exercise price of such Company Options pursuant to the terms and conditions described in the Option Letter and the Loan Agreement.  I attach hereto an executed copy of the Loan Agreement, and I understand and agree that the Company is irrevocably authorized by me to withhold the Loan Amount from the Offer Proceeds in full satisfaction of my obligation to repay the Loan. [Note: Only applicable for eligible non-executive/non-director employees]

______ I understand that, as soon as practicable following the receipt of the Offer Proceeds in respect of the Company Shares tendered into the Offer on my behalf, the Company will pay to me an amount equal to such Offer Proceeds, less the Withholding Amount, (including the Loan Amount, where applicable) by electronic funds transfer to the following bank account:

Bank Name: __________________________
Bank City, Country: ____________________
Swift Code: __________________________
IBAN: _______________________________
Bank Routing Number:__________________
Account Number:______________________
Name on the Account:__________________
Select Currency (circle one): USD  /  Euro

______ I acknowledge that if I elect to receive payment in Euros, such amount will be subject to the Company’s bank’s then-prevailing currency exchange rate and applicable fees.

______ I have returned a counter-signed copy of the Option Letter and completed and signed the Share Acceptance Form and applicable Tax Forms (substitute Form W-9 for U.S. persons and appropriate Form W-8BEN for non-U.S. persons) enclosed herewith to the Company together with this Notice of Exercise.

______ I understand and acknowledge that, pursuant to the terms of the Offer, the Purchaser has sole discretion to make all determinations as to the validity and form of any attempt to tender Company Shares into the Offer on my behalf and that such determinations shall be final and binding.

By:
[Please provide signature]

[Please print name]

[Address]

EXHIBIT B

Share Form of Acceptance

EXHIBIT C

Tax Forms
(Substitute Form W-9 for U.S. persons & Form W-8BEN for non-U.S. persons)

EXHIBIT D

Form of Loan Agreement

Private and Confidential

Como, January [•], 2014

To  [INSERT THE NAME OF THE EMPLOYEE]

Born in [•] on [•], resident in [•],[•], Tax Code n. [•], Italy (the "Borrower")

Dear Mr./Mrs. [•],

RE:
Loan for a maximum amount equal to [USD [•] (the "Loan") - TO BE COMPLETED with the amount of the strike price of the options], which will be granted by Gentium S.p.A. (the "Company") in favour of the Borrower (the Company and the Borrower, hereinafter, the "Parties")

We make reference to:

(i)
the Company’s stock option plan [2004/2007] (the "Plan") and the granting in favour of the Borrower of certain options (the "Stock Options") to purchase, inter alia, n. [•]ordinary shares of the Company pursuant to the above mentioned Plan (the "Shares");

(ii)
the tender offer agreement (the "TOA") entered into among the Company, Jazz Pharmaceuticals PLC (the "Parent") and Jazz Pharmaceuticals Italy S.r.l. (as of today, Jazz Pharmaceuticals S.p.A., the "Purchaser"), on December 19, 2013, pursuant to which the Purchaser commenced a tender offer (the "Offer") to acquire all outstanding ordinary shares and American Depositary Shares of the Company for a price equal to USD 57,00 per share, net of any applicable withholding taxes;

(iii)
the possibility to exercise the Borrower’s Stock Options immediately prior to the completion of the Offer (the "Acceptance Time"), in accordance with the provisions agreed by the parties to the TOA and the Company’s communication to the Borrower, so that the Borrower, at the Acceptance Time, will be entitled to immediately exercise his Stock Options;

(iv)
the possibility for the Borrower, subject to the terms of the Offer and provided that the Borrower exercises the Stock Options, to tender the Shares in the Offer during the extended offering period of at least 3 business days that will commence on January 23, 2014 (the "Subsequent Offering Period");

(v)
the price of USD [•] per Share, for an overall amount of USD [•], that the Borrower shall pay to the Company in order to exercise the Stock Options and, therefore, as subscription price for the Shares, in accordance with the Plan;

(vi)
the possibility for the Borrower to request and instruct the Company to issue the subscribed Shares into an account managed, also on behalf of the Borrower, by the Company, and, upon Borrower’s instructions, to transfer the Shares on behalf of the Borrower to the Purchaser’s tender agent in order to tender the Shares into the Offer during the Subsequent Offering Period. If the Borrower elects to exercise this faculty, the purchase price for the Shares tendered into the Offer (the "Price") will be paid directly by the Purchaser to the Company on behalf of the Borrower into a Company’s account (the "Common Account”) and the Company will, as soon as possible, pay to the Borrower the amount of the Price, decreased of any amount owed by the Borrower to the Company, also pursuant to this agreement.

The Company intends to grant, also pursuant to Article 2358, paragraph 8, of the Italian Civil Code, the Loan in favour of the Borrower pursuant to the terms and conditions and for the purposes described below, in light of the employment relationship between the Borrower and the Company.
1.	Amount	Maximum amount of USD [•] (the “Capital Amount”).
2.	Payment date

Subject to the occurrence of the condition precedent under paragraph 4 below, the payment of the Loan may be requested by the Borrower as of the date hereof until the expiry of the Subsequent Offering Period, by returning this Agreement to the Company duly signed by the Borrower. The payment of the Capital Amount shall be made by making the same available with the Company’s account at [•] with IBAN IT[•], for the purpose of the subscription of the Shares by the Borrower, as indicated in the recitals.

Any amount of the Loan which has not been paid or used after the first disbursement or within the use period shall be automatically cancelled.
3.	Purpose

The Loan will have the sole purpose of enabling the Borrower to subscribe the Shares resulting from the exercise of the Stock Options. The Loan is therefore finalized to provide the means for the payment of the Stock Options strike price. The Company may allocate the Loan proceeds in order for the Borrower to pay the subscription price of the Shares.

4.	Condition Precedent

The provision of the Loan on the common account, with the modalities described in paragraph 2 above, shall be conditional upon receipt by the Company of the Borrower's duly signed instructions for the full exercise of the Stock Option and the tender of the Shares into the Offer.

5.	Warranties	The Loan will not be secured by personal or real securities.

6.	Duration and Repayment

Notwithstanding the voluntary early repayment right and/or the obligation of mandatory early repayment as described below, the total repayment of any Loan amount due as Capital Amount, interests (if due), expenses and extra costs shall be carried out by the Borrower as a single payment by and no later than the day following the date in which the Purchaser has paid the Price to the Common Account (the “Expiration Date”). The Borrower hereby instructs the Company to retain, on the Expiration Date, from the Price paid by the Purchaser to the Common Account, an amount equal to any sum due by the Borrower to the Company in accordance with this paragraph 6.

7.	Voluntary repayment	The Borrower may fully repay the Loan (and any accrued interests, if due) by giving a prior notice to the Company at least three working days in advance, without extra costs or penalties.
8.	Mandatory repayment	As an exception to paragraph 6 above, the Loan (including any interest, if due) shall be fully and immediately repaid by the Borrower in the event that:
		(i)	the Borrower is no longer a Company’s employee due to any of the following events:
▪ the Borrower’s termination of his employment agreement with the Company, or
▪ the Borrower’s dismissal by the Company due to a material breach of the Borrower’s duties which entitles the employer to terminate the employment contract for just cause;
		(ii)	following the provision of the Loan in favour of the Borrower, it is not possible to issue the Shares in favour of the Borrower for any reason.
Any Loan repayment pursuant to this agreement shall be made in U.S. dollars and any type of set off is excluded.

In the event that the Company receives from the Borrower a payment which is not sufficient to cover all the due and payable amounts under this agreement, the Company shall apply the received amounts in satisfaction of the Borrower’s obligations under this agreement, in accordance with the following order:

		(i)	firstly, as payment of any amount due for any possible accrued interests, costs or expenses due pursuant to this agreement as of the relevant payment date; and
		(ii)	secondly, as payment of any other amount due pursuant to this agreement, including the repayment of the Capital Amount.

9.	Interest Payment	The Loan is an interest-free Loan.

If the Borrower does not comply with the obligation to pay any amount due pursuant to this agreement, the Borrower, upon Company’s request, shall pay the legal interests accrued from the date on which such amount becomes due to the date in which the payment is actually performed, [plus a [•]% margin].

It remains understood that if the legal interest rate (as increased pursuant to this paragraph 9) due under this agreement is higher than the “threshold rate” as determined each time in compliance with the applicable anti-usury provisions, the relevant interest rate shall be reduced below such threshold rate and modified accordingly.

10.	Termination Events	Without prejudice to the applicability of any other legal remedy under the law, if one or more of the following events occurs:
		(i)	the scope of the Loan as described under article 3 above is not fulfilled;
		(ii)	a total or partial breach by the Borrower of any of the payment obligation under this agreement;
		(iii)	a material breach of any of the other obligations under paragraphs 6, 8, 9, 11 above;
the Company, by giving a specific notice to the Borrower, may:
		(a)	notify that a Termination Event has occurred; and/or
		(b)	withdraw from this agreement; and/or
		(c)	declare that the Borrower is no more entitled to the benefit of the term pursuant to Article 1186 of the Italian Civil Code; e/o
		(d)	terminate this agreement pursuant to Article 1456 of the Italian Civil Code.
Following the withdrawal, acceleration or termination, all amounts due under this Agreement shall be deemed immediately due by and may be requested to the Borrower.
11.	Prohibition of assignment	The Borrower shall not have the right to assign any of the Borrower’s rights or obligations set forth under this Agreement without the prior written consent of the Company.
12.	Cost and expenses	Any fiscal or administrative cost or expense relating to the Loan will be fully borne by [the Borrower and retained by the Company from the Price paid by the Purchaser on the Common Account].

It remains understood that the Company will receive the amounts due under this Agreement, including but not limited to the interests, without any deduction or withholding tax. Whenever necessary to make any withholding pursuant to any law, regulation or similar, the payments due by the Borrower (also through withholdings by the Company from the Price paid by the Purchaser to the Common Account) shall be increased so that the final amount is the one indicated in this Agreement.

In the case described above, if the Company benefits, subsequently, any tax credit relating to the received amounts, any additional sums received by the Company pursuant to this Section 12, shall be returned to the Borrower.

13.	Amendments	Any amendment to this Agreement shall be in writing and undersigned by both Parties.
14.	Communications	Any communication between the Parties relating to this Agreement shall be deemed duly given when made by e-mail, telex, telefax or registered mail to the following addresses:
For the Company:
Gentium S.p.A.,
Piazza XX Settembre n. 2
Villa Guardia (CO)
For the attention of: [•]
Fax: [•]
E-mail: [•]

For the Borrower:
[Insert Name and address of the Borrower]
Fax: [•]
E-mail: [•]
or to the different addresses which could be subsequently notified by the Parties.
15.	Applicable law and jurisdiction

This Agreement shall be interpreted according to the Italian law. The Courts of [Milan] will be competent for any dispute arising in relation to this Agreement. The Borrower and the Company expressly declare to accept the competence of these Courts.

*****
If You agree with the conditions above, please reproduce the text of this letter on a new sheet and deliver it to the Company, duly signed and initialized on each page as irrevocable and unconditional acceptance, adding at the end the following additional text (which shall be signed separately):

“With reference to Articles 1341 e 1342 of the Italian Civil Code, we expressly accept the following clauses:

Art. 8)	Mandatory Repayment
Art. 9)	Interest Payment
Art. 10)	Termination Events
Art. 11)	Prohibition of Assignment
Art. 12)	Cost and expenses
Art. 15)	Applicable law and Jurisdiction”.

Best regards,

Gentium S.p.A.

______________________

NAME:

TITLE:

ANNEX I

Purchaser’s Tender Offer Statement (including Offer to Purchase)
and the Company’s Recommendation/Solicitation Statement